Exhibit No. 15.1

CONCREIT FUND I, LLC

AUTHORIZING RESOLUTION

Investor Shares

The undersigned, being the Manager of Concreit Fund I LLC, a Delaware limited liability company (the “Company”), hereby consents to, authorizes, and adopts the following “Authorizing Resolution” pursuant to the First Amended and Restated Limited Liability Company Agreement dated October 25, 2019 (the “First Amended and Restated LLC Agreement”):

WHEREAS, the Manager deems it to be the best interest of the Company to raise capital and to offer investor shares (the “Investor Shares”) under a continuous Regulation A+ offering, dated November [..], 2019 (the “Offering”), at an initial purchase price of $1.00 per Investor Share, subject to the maximum offering amount of $50,000,000 for each 12-month period.

NOW, THEREFORE LET IT BE:

RESOLVED, that the Company be, and it hereby is, authorized, empowered, and directed to conduct the Offering in accordance with the terms and provisions of Regulation A and the initial offering statement filed with the SEC on or about November [..], 2019, and to issue up to a maximum offering amount of $50,000,000 of Investor Shares for each 12 month-period.

[Signature page follows]

Dated: November [..], 2019

CONCREIT FUND MANAGEMENT LLC, Manager

By:	Concreit Inc., Manager of Concreit Fund
Management LLC

By:
Sean Hsieh, Chief Executive Officer of Concreit Inc.

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